Exhibit 10.4

Form of Change In Control Agreement
This Change in Control Agreement (“Agreement”) is entered into by Baxter International Inc. (the “Company”) and [EXECUTIVE NAME] (the “Executive”).

Whereas, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

Whereas, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

Whereas, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s key management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

Now, therefore, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section.

2.Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall continue in effect through the second anniversary of the Effective Date; provided, however, that commencing on the first anniversary of the Effective Date and on each anniversary thereafter, the Term shall automatically be extended for one additional year unless, not later than one year before the end of the then-existing Term, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the date on which such Change in Control occurred.

3.The Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term, all subject to the terms and conditions set forth herein and provided that such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) the last day of the Potential Change in Control Period, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

5.Compensation Other Than Severance Payments.

5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

5.4 Upon the occurrence of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (in any case within the meaning of Section 409A of the Code), notwithstanding any provision of any non-qualified defined contribution deferred compensation plans to the contrary, in lieu of any other benefit under such plans attributable to the period before 2009 or for a year commencing after the date of this Agreement, the Company shall pay to the Executive a lump sum amount, in cash, equal to the then present value of the deferred compensation otherwise payable to the Executive pursuant to the terms of such plans. The payments required by this Section 5.4 shall be made not later than the fifth day following the date of such change in ownership or control of the Company or change in asset ownership. The provisions of this Section 5.4 shall survive the termination of this Agreement.

5 For the two-year period commencing immediately following a Change in Control, the Company agrees: (A) to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s equity-based long term incentive plans and annual incentive plans, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; (B) to continue the Executive’s participation in the plans described in the foregoing paragraph (A) (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control; and (C) to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), not to take any other action which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, and to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control.

6Severance Payments.

6.1 If the Executive’s employment is terminated following a Change in Control and during the Term (provided that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code), other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof, provided that the Executive shall have properly executed, within forty-five (45) days of his Date of Termination, and not revoked a customary general waiver and release of claims in a form reasonably acceptable to the Company. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.

(A)In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to [two][one and a half] times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the highest target annual bonus in respect of the fiscal year in which occurs the Change in Control or the first event or circumstance constituting Good Reason.

(B)(1)     For the [twenty-four (24)][eighteen (18)] month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence; provided, however, that such health and welfare benefits shall be provided, as applicable, through an arrangement that satisfies the requirements of Section 105 or 106 of the Code and, to the extent the payments represent a reimbursement of expenses incurred by the Participant, shall be paid not later than the last day of the year following the year in which the underlying expenses were incurred. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be eliminated if benefits of the same type are received by or made available to the Executive during the twenty-four (24) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).

        (2)     In addition, if the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of twenty-four (24) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (1) terminate.

        (3)     To the extent the benefits to be made available under this Section 6.1(B) are not medical expenses within the meaning of Treas. Reg. § 1.409A-1(b)(9)(v)(B) and are not short-term deferrals within the meaning of Section 409A of the Code, then during the first six months following the Date of Termination the Executive shall pay to the Company, at the time such benefits are provided, the fair market value of such benefits, and the Company shall reimburse the Executive for any such payment not later than the fifth day following the expiration of such six-month period unless the Company reasonably determines, based on the advice of counsel, that the benefits can be provided during such six-month period without causing the Executive to be subject to an “additional tax” under Section 409A(a)(2) of the Code.

(C)Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period. The provisions of this Section 6.1(C) shall survive the termination of this Agreement in respect of awards granted under any such annual incentive plans before the date of such termination.

(D)The Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of [two years][eighteen months] or, if earlier, until the first acceptance by the Executive of an offer of employment, in an aggregate amount not exceeding [$50,000][$35,000] . Subject to the foregoing, in no event shall any payment described in this Section 6.1(D) be made after the end of the calendar year following the calendar year in which the services were provided.

(E)The lump-sum cash payments required pursuant to the preceding provisions of this Section 6.1 hereof shall be made not later than the fifty-fifth (55th) day following the Date of Termination. Notwithstanding the above, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Any payments described in this Agreement that are due within the “short term deferral period” within the meaning of Section 409A of the Code or that are otherwise exempt from application of Section 409A of the Code, shall not be treated as deferred compensation unless applicable law requires otherwise. If the Executive, at the Date of Termination, is a “specified employee” as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier) unless the Company reasonably determines, based on the advice of counsel, that such delayed commencement is not required to avoid an “additional tax” under Section 409A(a)(2) of the Code. In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, in the event that the Executive’s termination of employment occurs within fifty-five (55) days prior to the end of a calendar year, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement on or before December 31 of the year in which the termination of employment occurs shall, subject to the previous sentence of this section, instead be paid on the first business day following January 1 of the first calendar year beginning after the Executive’s termination of employment.

6.2 The payments provided in subsections (A) and (C) of Section 6.1 hereof shall be made not later than the fifty-fifth (55th) day following the Date of Termination. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations. If the Executive at the time of such separation from service is a “specified employee” as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, no payments shall be made to the Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in Section 409A of the Code), or (b) the date of the Executive’s death unless the Company reasonably determines, based on the advice of counsel, that such delayed commencement is not required to avoid an “additional tax” under Section 409A(a)(2) of the Code.

6. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing any issue hereunder relating to the termination of the Executive’s employment (provided the Executive shall prevail in such dispute), in seeking to obtain or enforce any benefit or right provided by this Agreement (provided the Executive shall obtain or successfully enforce such benefit or right) or in connection with any tax audit or proceeding to the extent attributable to the application of Section 409A of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that no such payment shall be made in respect of fees or expenses incurred by the Executive after the later of the tenth anniversary of the Date of Termination or the Executive’s death, and provided further, that, upon the Executive’s separation from service with the Company, in no event shall any additional such payments be made prior to the date that is six months after the date of the Executive’s separation from service unless the Company reasonably determines, based on the advice of counsel, that such delay is not required to avoid an “additional tax” under Section 409A(a)(2) of the Code.

7.Termination Procedures.

7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.

7. Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence; and further provided, however, that the provisions of this Section 7.3 shall apply only to the extent that, pursuant to Treas. Reg. § 1.409A-3(g), they will not cause an additional tax under Section 409A of the Code.

8.No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6. Further, except as specifically provided in Section 6.1(B), no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.Certain Restrictive Covenants.

9.1 Noncompetition. The Executive understands that any entrusting of Confidential Information to him by the Company is done in reliance on a confidential relationship arising out of his employment with the Company. The Executive understands that Confidential Information may include, for example, Trade Secrets, inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. The Executive understands that Confidential Information also includes all information received by the Company or the Subsidiaries under an obligation of confidentiality to a third party. The Executive further understands that Confidential Information that the Executive may acquire or to which the Executive may have access, especially with regard to research and development projects and findings, formulae, designs, formulation, processes, the identity of suppliers, customers and patients, methods of manufacture, and cost and pricing data is of great value to the Company. In consequence of such entrusting and such consideration, the Executive shall not, directly or indirectly, for a period of two years after the Date of Termination: (i) render services to any Competing Organization in connection with any Competing Product within such geographic limits as the Company and such Competing Organization are, or would be, in actual competition when such rendering of services might potentially involve the disclosure or use of confidential information or trade secrets; or (ii) provide advice as to investment in a Competitive Business (including, without limitation, advice with respect to the purchase, sale, or operation of such business, or advice with respect to financing or other economic structuring of such business). The Executive understands that services described in the preceding sentence, including without limitation those rendered to such Competing Organization in an executive, scientific, administrative, or consulting capacity in connection with Competing Products are in support of actual competition in various geographic areas and thus fall within the prohibition of this Agreement regardless of where such services physically are rendered.

9.2 Solicitation of Customers, Suppliers and Employees. While Executive is employed by the Company, and for a period of twenty-four (24) months after the Date of Termination for any reason:

(A)The Executive shall not solicit or attempt to solicit any party who is then or, during the 12-month period prior to such solicitation or attempt by the Executive was (or was solicited to become), a customer or supplier of the Company or Affiliate, provided that the restriction in this Section 9.2 shall not apply to any activity on behalf of a business that is not a Competing Organization.

(B)The Executive shall not solicit, entice, persuade or induce any individual who is employed by the Company or the Subsidiaries (or was so employed within 90 days prior to the Executive’s action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Subsidiaries, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
9. Nondisparagement. The Executive agrees that, while he is employed by the Company, and after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries that are reasonably likely to cause material damage to the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries. While the Executive is employed by the Company, and after his Date of Termination, the Company agrees, on behalf of itself and the Subsidiaries, that neither the officers nor the directors of the Company or the Subsidiaries shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive. Notwithstanding the foregoing, nothing in this paragraph will prevent either the Company or any Executive from responding to incorrect, disparaging or derogatory public statement by the other to the extent necessary to correct or refute such public statement. The parties acknowledge that the Executive has the right to: (1) report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; (2) report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (3) participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; (4) make any truthful statements or disclosures required by law, regulation, or legal process; and (5) request or receive confidential legal advice.

10.Section 280G. If any payment or benefit received or to be received by the Executive (including any payment or benefit received pursuant to this Agreement or otherwise) would be, in whole or in part, subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the payments or benefits provided under this Agreement or any other agreement pursuant to which the Executive receives payments that give rise to the Excise Tax will either be (a) paid in full, or (b) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax. The Company shall reduce or eliminate the payments in the following order of priority in a manner consistent with Section 409A of the Code: (i) first by reducing cash compensation, (ii) next from equity compensation, and then (iii) pro rata among all remaining payments and benefits, in each case, in reverse order beginning with payments that are to be paid the farthest in time from the determination. The Executive shall receive the greater, on an after-tax basis, of (a) or (b). In no event will the Company be required to gross up any payment or benefit to the Executive to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any parachute payment calculation will be made in writing by the Accounting Firm, whose calculations will be conclusive and binding upon the Company and the Executive for all purposes. The Company and the Executive will furnish to the Accounting Firm such information and documents as they may reasonably request in order to make a parachute payment determination. The Accounting Firm also will provide its calculations, together with detailed supporting documentation, both to the Company and to the Executive, before making any payments that may be subject to the Excise Tax. For purposes of this Agreement, “Accounting Firm” shall mean the then-current independent auditors of the Company or such other nationally recognized certified public accounting firm as may be designated by the Company.

11.Successors; Binding Agreement.

11.1In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

12.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Baxter International Inc.
Attention: General Counsel
One Baxter Parkway
Deerfield, Illinois 60015

13.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6, 7 and 9 hereof) shall survive such expiration. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Code. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

14.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.Settlement of Disputes; Arbitration.

16.1All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator in accordance with Section 16.2 hereof.

16.2Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the

Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.3The Executive acknowledges that the Company would be irreparably injured by a violation of Section 9 hereof, and the Executive agrees that the Company, notwithstanding the foregoing provisions of this Section 16 and in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 9. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

17.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B)“Beneficial Owner” shall have the meaning set forth in Rule 13d3 under the Exchange Act.

(C)“Board” shall mean the Board of Directors of the Company.

(D)“Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(E) “Change in Control” shall have the same meaning given to such term in the Baxter International Inc. 2015 Incentive Plan, as may be amended and as in effect from time to time, or any shareholder-approved successor plan thereto.

(F)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(G)“Company” shall mean Baxter International Inc. and, except in determining under Section 17(E) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes this Agreement by operation of law, or otherwise.

(H)“Competing Products” shall mean products, processes, or services of any person or organization other than the Company, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services with which the Executive works during the time of his employment with the Company or about which the Executive acquires Confidential Information through his work with the Company.

(I)“Competing Organization” shall mean persons or organizations engaged in, or about to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product.

(J)“Competitive Business” means any business in which the Company or any of the Subsidiaries was engaged during the 12-month period prior to the Executive’s Date of Termination, any business if the Company or any Subsidiary has devoted material resources to entering into such business during such 12-month period prior to the Date of Termination, and any business to the extent that it is engaged in the investing in or acquisition of all or a portion of the assets or stock of the Company or the Subsidiaries.

(K)“Confidential Information” means information relating to the present or planned business of the Company or the Subsidiaries which has not been released publicly by authorized representatives of the Company or the Subsidiaries.

(L)“Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(M)“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30)

days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(N)“Effective Date” shall mean the the date Executive signs this Agreement.

(O)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(P)“Executive” shall mean the individual named in the first paragraph of this Agreement.

(Q)“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (V) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act:

(I)the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(II)a material reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(III)a material change in the location of the Executive’s principal place of employment, including for this purpose any relocation more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV)the failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

(V)any other action or inaction that constitutes a material breach of this Agreement, including without limitation Sections 5.5 and 11.1.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist. The Executive shall not be deemed to have resigned for Good Reason unless (i) the Executive provides written notice to the Company of the existence of the Good Reason event within ninety (90) days after its initial occurrence, (ii) the Company fails to cure such Good Reason event within thirty (30) days after receipt of such notice, and (iii) the Executive effectively terminates employment within one-hundred eighty (180) days following the occurrence of the non-cured Good Reason event.

(R)“Items” include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern the Company’s or the Subsidiaries’ business that come into his possession or about which the Executive has knowledge by reason of his employment.

(S)“Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(T)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(U)“Potential Change in Control Period” shall mean the period commencing on the occurrence of a Potential Change in Control and ending upon the occurrence of a Change in Control or, if earlier (I) with respect to a Potential Change in Control occurring pursuant to Section 16(V)(I) hereof, immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 16(V)(II) hereof, immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in Control occurring pursuant to Section 16(V)(III) or (IV) hereof, upon the eighteen month anniversary of the occurrence of such Potential Change in Control (or such earlier date as may be determined by the Board).

(V)“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II)the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III)any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV)the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(W)“Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

(X)“Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(Y)“Subsidiary,” for purposes of Section 9 hereof, shall mean any corporation, partnership, joint venture or other entity during any period in which at least fifty percent in such entity is owned, directly or indirectly, by the Company.

(Z)“Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(AA)“Trade Secrets” include all information encompassed in all Items, including but not limited to all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, that the Company and its Subsidiaries have taken reasonable measures to keep such information secret, and the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date by their signatures below.

EXECUTIVE ____________________________________ Executive’s Signature ____________________________________ Executive’s Signature Date	BAXTER INTERNATIONAL INC. ____________________________________ By: Jeanne Mason Senior Vice President, Human Resources ____________________________________ Signature Date
Executive’s Address for Notices: ____________________________________ Street Address ____________________________________ City, State, Zip Code, Country